Exhibit 99.1
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TEXT OF PRESENTATION AT MID-YEAR MEDIA REVIEW ON JUNE 20, 2002.


The company's presentation is accessible to the public on the company's Web site, meredith.com. It will remain there until June 27, 2002.




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Bill Kerr
----------
Good morning. It's good to be with you today. Our thanks to Gracia Martore, Mary Wilson and the folks at Gannett for pulling the conference together.

With me are Steve Lacy, our Publishing Group president; Kevin O'Brien, our Broadcasting Group president; and Suku Radia, our chief financial officer.



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Before beginning, let me remind you to read the safe harbor information on your copy of the slides.
























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Before I turn the program over to my colleagues, I think there are four key points to remember today about Meredith Corporation.

First, we are the preeminent home and family publisher in America, led by Better Homes and Gardens, one of the greatest media brands in the country. Now in its 80th year, Better Homes and Gardens is stronger than ever. Under the leadership of Steve Lacy and Magazine Group President Jerry Kaplan, we have been very successful in gaining market share and growing brands in many of our publishing lines. We have enjoyed this success in both our advertising and non-advertising based businesses.

Second, after a disappointing performance the last several years, we are beginning to see progress in our broadcasting business. Led by Kevin O'Brien, one of the best Broadcasting executives in the industry, we are positioning ourselves to take full advantage of a wonderful set of broadcasting assets. We believe there is a significant upside in our Broadcasting business.

Third, we have a solid history of sound financial management. We possess a strong balance sheet, a very low debt to EBITDA ratio and a strong track record of financial performance.

And fourth, while the past year has been difficult for the entire media business as well as Meredith, we outperformed both industries in which we compete. Let me provide some supporting data for this final point.



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This illustrates how our Publishing Group has managed through this difficult period.

According to PIB figures, our magazine ad pages declined 2.8 percent in the first three quarters of our fiscal 2002, compared to a decline of nearly 20 percent for the PIB industry average. You'll note that our performance surpassed that of all of our major competitors.











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Now, let's take a look at broadcasting, where we have moved from significantly trailing our peers two years ago to outpacing them in the past several quarters.

The one exception to this trend was the first calendar quarter of 2002, largely because of the Olympics. With only one NBC station, we competed against the Olympics in 11 of 12 of our markets.

Based on partial results, our share gains seem to be continuing into the second calendar quarter.



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I'll also point out that our strengths in home and family media are right in the sweet spot of today's marketplace.

Home ownership in the United States is at an all-time high and Americans are showing an increased focus on their homes. They are interested in remodeling, decorating, gardening and cooking as they seek to enrich their home environments.

And they look to us because we have earned a reputation as a source of trusted information because of our century-long commitment to service journalism.

Now, I'll turn it over to Steve, who will discuss our leadership role in the home and family publishing market and our strategies for growth in publishing.



















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STEVE
-----
Thanks Bill.

In publishing, we have two revenue streams:  advertising and non-advertising.

I'll begin with our initiatives to grow advertising revenues, focusing on our individual magazines and Meredith Corporate Solutions.

Then I'll take a look at our initiatives to grow non-advertising revenues through circulation, Special Interest Publications, books, integrated marketing and brand licensing.



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First, I'll take a moment to highlight the results of the most recent Mediamark
Research study.

Our flagship magazine, Better Homes and Gardens, is on a roll. Its readership rose 4 percent to 39 million from the previous study in the fall of 2001. That's the highest readership level in the 80-year history of the title, and its readership is 50 percent higher than its closest competitor in the Women's Service Field.

The study also revealed the readership for Country Home rose more than 14 percent from the fall, a much better showing than its competitors.

And Traditional Home scored a gain of 6 percent in readership from the previous study, putting it at an all-time high. The median household income of its audience was up 11 percent to nearly $75,000.















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We are also gaining share in advertising revenues.

For the 12-month period ending with the May issues, Better Homes and Gardens and Ladies' Home Journal delivered a combined share of 40 percent, up two points over the same period a year ago. In this field, a point translates into a meaningful amount of revenue.

Better Homes and Gardens and Ladies' Home Journal have gained momentum since the second quarter of the fiscal year. In our fourth fiscal quarter their combined advertising revenues are up in the low-single digits as compared to a year earlier.



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Country Home and Traditional Home are performing very well also.  You can see their indexed advertising revenues here versus their key competitors.

We will publish Traditional Home eight times in calendar 2002, versus six times in calendar 2001. We plan to raise its rate base to 850,000. That means Traditional Home's rate base will be tied for first place in the upscale home furnishing category with HOUSE BEAUTIFUL.

In addition, we are enjoying strong performance by Midwest Living. Ad revenues from its March/April issue were the highest in the title's 15-year history. Advertising revenues for the May/June issue of Midwest Living were up more than 20 percent.



















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MORE, a lifestyle magazine focused on affluent women who are over 40, is our newest launch.

It continues to perform well, even in the more difficult advertising climate. For the first three-quarters of the fiscal year advertising revenues were up in the low-teens.

This chart shows the aggressive approach we have used to build the rate base for MORE. This effort has been aided by our industry-leading database, which has enabled us to successfully target potential readers.

This September we'll move the rate base up to 750,000. This is a meaningful level in terms of gaining audience and attracting attention from non-endemic advertisers.



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In the new product area, we are developing both traditional circulation magazines and newsstand products. An example is Living Room, a lifestyle and decorating publication that targets women in their late 20s and 30s. To date we have published and tested two issues of this magazine on the newsstand.

We recently conducted several focus groups, and we're planning a major circulation test of Living Room this summer. We plan to publish another newsstand issue in the fall of 2002. We've seen a strong initial response from the advertising community to Living Room, but the key to its success is the ability to find readers who will subscribe to and pay for the magazine. Our circulation tests will help in that regard.



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We've established Meredith Corporate Solutions to provide marketing solutions for our clients using all of the available assets of our company -- magazines, database, integrated and interactive media and broadcast. In addition, this group is charged with helping us link to strategic partners that assist in fulfilling the marketing needs of our clients.

An example of a recent success is the Clarinex program, a comprehensive multi-media marketing campaign.



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We also are focused on developing new retail relationships.  Two recent examples are Wegmans, an upscale supermarket chain in the northeast, and Jo-Ann's fabric stores. These are being modeled after our very successful relationship with The Home Depot.

These relationships offer us opportunities:
-- to develop marketing driven advertising programs;
-- to create books;
-- to sell books and magazines; and
-- to provide category management services for their magazine and book sections.



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With that look at our advertising growth strategies, let me describe our initiatives to grow non-advertising revenues.



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Fifty-six percent of the Publishing Group revenue comes from non-advertising
sources.  These include magazine circulation revenues   both subscription and
newsstand   as well as books, integrated marketing and brand licensing.  Given the fluctuations in advertising revenue, these are important revenue sources.



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Our circulation mailings generate strong response rates for two primary reasons.  First, our database helps to target names more effectively.
Second, our creative content is strong. This slide shows a typical Meredith mailing versus typical mailings by two of our competitors. Ours is based on an editorial sale.

We have received strong responses from our recent direct mail marketing efforts. Those included offers for Better Homes and Gardens, Ladies' Home Journal, Traditional Home and Midwest Living.




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We continue to make significant progress in our initiative to use the Internet to generate traditional magazine orders.

We have obtained nearly 800,000 online subscriptions in the past two years and expect to achieve 1.5 million by the end of fiscal 2003.

Today, the industry cost of acquiring a subscription through direct mail is
about $20.   We believe over time we can reduce our subscription acquisition costs to a fraction of that level by shifting orders to the Internet.



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Another key source of nonadvertising revenues are our Special Interest
Publications. These titles have experienced significant growth in the last five years -- and we see it continuing.

Our SIPs sell primarily on the newsstand. Their strong sales have been instrumental in helping us grow our newsstand sales over past several years, in contrast to the industry as a whole.

We will continue to expand our lineup of titles to meet readers' needs and desires. We are also working to sell more ad pages. We are addressing this issue by offering network buys within groups and across the entire portfolio of titles.



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Our book business is performing well.  This fall we'll release the 12th edition of the Better Homes and Gardens New Cook Book. This is the third best-selling non-fiction book of all time, after the Bible and Webster's Dictionary. We've already pre-sold over 500,000 copies of this book.

We are also expanding the number of our book retail outlets. We recently began selling our home and garden titles in special displays at Target stores and have started distributing these titles at an additional 1,000 Wal-Mart stores.

Our book operations posted strong third quarter revenues. We believe our book business has significant growth potential as we look into the future.




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Brand licensing is another way we touch consumers, and we plan to grow significantly in this area. Our initial focus will be on extending the Better Homes and Gardens brand. We are focused on creating new or additional licensing relationships in areas such as:

-- Building and Remodeling
-- Garden and Outdoor Living
-- Seasonal and Family Celebrations
-- Kitchen and Food

Early response in the marketplace has been quite encouraging, and we are currently negotiating with several potential licensees.



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In Integrated Marketing, we are committed to building in-depth strategic relationships with our marketing partners, with a strong focus on custom publishing.

We are one of the leading players in this area, and our recent success is an indication of how we have performed in the face of stiff competition.

We recently secured a major piece of new business from DaimlerChrysler. We will be producing customer loyalty magazines for the Chrysler, Dodge, and Jeep brands. The combined circulation for the entire project which will kick off in fiscal 2003 is more than 6 million. It is the single largest sale in the history of our integrated marketing business.

Now, I'll turn it over to Kevin for a look at our Broadcasting Group.
















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KEVIN
-----
Thanks Steve.

Today I'll outline some of the key changes we've made in the six months since I came to Meredith to run the Broadcasting Group.

I know it's going to take some time to rebuild the group and restore our margins. But we are starting to see positive results from some of our changes.



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But first I want to give you some detail on the duopoly we have successfully created in the Portland, Oregon market.

As you probably know, we completed the transaction with FOX on Monday and now own station KPTV in Portland. In exchange we relinquished our stations in Orlando and Ocala, Florida.

As part of the overall deal, we received new affiliation agreements for all of our FOX stations, which include Las Vegas, Greenville and Bend, as well as Portland.

I'll remind you that the transaction is not expected to have a material financial impact on operations for fiscal 2002 or fiscal 2003.



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We are now moving to quickly merge the operations of KPTV with our existing station, KPDX. We are in the process of determining how we can best consolidate staffing and facilities in Portland.

We believe there is significant potential for margin improvement through staff rationalization and efficiencies in purchasing programming. Both stations have complete news operations and compete for similar syndicated programming.

In addition, we will be moving our FOX affiliation to KPTV to combine its more powerful VHF signal with the stronger FOX network programming. This is intended to drive incremental revenues.



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We are interested in the potential of creating more duopolies, along with station clusters, to help improve our efficiency. However, as I have consistently maintained, my top priority is improving the overall performance of each station in our existing group.

That starts with changing the overall culture of the Broadcasting Group by rebuilding management.

We have replaced the general managers at four of our stations, including our
two largest markets   Atlanta and Phoenix.

We also replaced news directors at five stations and general sales managers at five.

I have hired people who understand the business and have a passion for winning, as I do.

And we aren't finished. We will continue to take the necessary steps to improve broadcasting performance.



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These changes are starting to produce results.

For example, in the first calendar quarter of 2002 we showed market share gains at several of our stations, including Nashville, Las Vegas and Greenville.

We are growing our pool of advertisers and have been able to lure away advertisers who normally use other media.

I'm particularly excited about our sales collaborations with our Publishing Group. The cornerstone promotions we have in place, like the Better Homes & Gardens Back to School and Home Improvement programs and the Ladies' Home Journal Health Planner, give us the ability to present a unique marketing program to our clients. That's an edge that we have over our competition.










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We are also improving our news ratings, another priority of mine.

WGCL in Atlanta, our biggest station, grew household ratings and share in three
key news time periods   5, 6, and 11   in the May book.  That comes on top of a
strong February book for the station, in which ratings rose for every newscast for the 25-54 demographic.

WFSB in Hartford, the market leader, posted gains in household ratings and share for all but one of its newscasts.

Our Nashville affiliate, WSMV, showed gains in ratings and share in the 6 and 10 p.m. news, building on gains made during the Olympics.

We also posted strong gains for our morning news programming in Las Vegas.



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We also showed strong gains in many of our access periods.  We are doing that by buying better syndicated programming and running it in the right spots.

For example, Everybody Loves Raymond is performing extremely well in Atlanta in the key 7 to 8 p.m. period. The May book showed significant gains in household ratings and share.

We just renewed Oprah in three of our markets, Hartford, Nashville and Saginaw. We are taking a more intelligent approach to negotiating for programming. That helped us beat some stiff competition and save significant dollars in the process.

With that, I'll turn it over to Suku.















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SUKU
----
Thanks, Kevin.

I'll start with a look at our strong history of earnings per share growth. We started to slow a little in fiscal 2001 because of the advertising recession, and that slowdown intensified in fiscal 2002.

As the industry recovers from the advertising recession, we expect to enhance EPS growth by building upon the competitive advantage we have in our publishing operations and by restoring the margins in our broadcasting business.



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Our debt outstanding at the end of calendar year 2001 was $425 million.  We have retired $105 million of debt in the last two calendar years.  In the first
quarter of calendar 2002   our fiscal 2002 third quarter   we reduced our debt
by an additional $15 million to a level of $410 million. Our current debt-to-EBITDA ratio is approximately 2.5 to 1, which is relatively low compared to most of our peers.

To take advantage of favorable long-term interest rates, we recently placed $100 million of private placement notes with an average maturity of 5.5 years. In addition, we replaced our expiring syndicated revolving loan with a new five-year, $150 million revolving facility with essentially the same banks. We also entered into an asset-backed commercial paper program to diversify our funding sources and lower our overall cost of borrowing.



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A key use of cash is our share repurchase program.  Since fiscal 1998 we have spent approximately $200 million buying back our shares, and we remain committed to our repurchase program.









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I'll point out that we will be adopting FAS 142 in the first quarter of our
2003 fiscal year.

We expect the rule will benefit fiscal 2003 earnings per share by 31 cents.

Further, we are in the preliminary stages of assessing the amount of any transitional impairment losses that may result from the adoption of FAS 142. We will quantify the impairment during our Aug.1 earnings call. As indicated in our recent 10Q filing, we expect that amount to be material.



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With that overview of our business and our financial position, let's take a look at our fourth fiscal quarter.

The advertising recession appears to have bottomed out, but it is still too early to predict a sustained recovery. We continue to see a lot of variability in the advertising markets for both publishing and broadcasting.

At this time, publishing advertising pages and revenues, as well as broadcasting pacings, are all running up in the mid-single digits.

In our last earnings release on May 1 we said the upper end of the First Call earnings estimate range, which was then 33 to 37 cents per share, was achievable. At this time, we are still comfortable with that guidance.

The guidance does not include the noncash gain we will realize from the television station exchange with FOX. We are in the process of completing the class by class evaluation of the transaction, which we just closed on Monday, but we expect that gain to be in a range of $55 to $60 million.















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Looking ahead to fiscal 2003, the continued uncertainty of the economic climate makes precise guidance difficult.

At this time, we foresee a gradual recovery during the first half of the fiscal year, with further strengthening in the second half.

We also expect to see some political advertising revenues at our television stations from this fall's election, but that is impossible to quantify at this time.

If our expectations are on target, we expect earnings per share growth of 10 to 20 percent in fiscal 2003, excluding any impact due to the adoption of FAS 142.

With that I'll turn it back to Bill for our conclusion and the Q&A.



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Bill
----
Thanks Suku.  I'll close by reiterating our key investment points.

We are the preeminent home and family publisher in America and are building on that strong position.

We are beginning to see progress in our broadcasting business and are positioning ourselves to take full advantage of our broadcasting assets.

We continue to maintain a solid financial position. We possess a strong balance sheet, a very low debt-to-EBITDA ratio and a strong track record of financial performance.

We outperformed both industries in which we compete in a difficult year and believe we are well positioned for future growth.

At this time we'll be happy to take your questions.










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INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements and/or network affiliation relationships; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.
































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